                                                                     Exhibit 10
                                                                     ----------

                         LOUIS DREYFUS NATURAL GAS CORP.
                     14000 Quail Springs Parkway, Suite 600
                          Oklahoma City, Oklahoma 73134




                                December 20, 1994


S.A. Louis Dreyfus et Cie
87 Avenue de la Grande Armee
75782 Paris, France

Louis Dreyfus Natural Gas Holdings Corp.
Brandywood Office Plaza
2500 Grubb Road, Suite #232
Wilmington, DE 19810-4706

                  Re: Registration Rights Agreement dated as of November 9, 1993 by and between Louis Dreyfus Natural Gas Corp. and Louis Dreyfus Natural Gas Holdings Corp. (the "Registration Rights Agreement") Gentlemen:

                  Louis Dreyfus Natural Gas Corp. (the "Company") has been advised that Louis Dreyfus Natural Gas Holdings Corp. ("LDNGHC") has transferred 20,000,000 shares of Common Stock of the Company (the "Shares") to S.A. Louis Dreyfus et Cie ("SALD"). The Shares are covered by the Registration Rights Agreement and are considered to be "Restricted Stock" for purposes thereof. In connection with such transfer, LDNGHC desires to assign to SALD its rights and responsibilities under the Registration Rights Agreement with respect to the Shares.

                  The Company has also been advised that SALD desires following such transfer to pledge all or a portion of the Shares to Societe Generale, as Agent, for Societe Generale, Banque Nationale de Paris, Credit Lyonnais, Caisse Centrale des Banques Populaires, Banque Francaise du Commerce Exterieur, Caisse Nationale de Credit Agricole, Credit Industriel et Commercial Credit National and Banque Indosuez (the "Pledgee") as security in connection with a loan transaction and to assign to the Pledgee its rights and responsibilities under the Registration Rights Agreement with respect to the Shares.

                  The Company hereby consents to the above referenced assignments of rights and responsibilities under the Registration Rights Agreement and affirms that, following the respective assignments and subject to the limitations set forth below, SALD and the Pledgee shall each be considered a "Holder" for all purposes under the Registration Rights Agreement with respect to such of the Shares as are owned by or pledged to them, as the case may be. It is expressly understood that such consent is provided for purposes of Section 10 of the Registration Rights Agreement only and that the ability of SALD and the Pledgee to exercise any rights under the Registration Rights

S.A. Louis Dreyfus et Cie
Louis Dreyfus National Gas Holdings Corp.
December 20, 1994
Page 2


Agreement that are assigned to either of them shall be subject to any limitations or restrictions contain in any agreements entered into, or to be entered into, between SALD and the Pledgee.

                  Furthermore, LDNGHC desires to subordinate certain of its rights under the Registration Rights Agreement to those of SALD or any Pledgee to which SALD has assigned its rights and responsibilities under the Registration Rights Agreement. LDNGHC and the Company hereby agree that for purposes of any demand or piggyback registration which excludes shares of "Restricted Stock" for which registration is properly requested, the principle of pro rata allocation among requesting Holders set forth in Section 2(b) and 3 of the Registration Rights Agreement shall be modified as follows: SALD and any such pledgee shall be entitled to include any of the Shares owned by or pledged by them (for which registration was properly requested and which would otherwise be excluded from the proposed registration) in place of all or a portion of the shares which LDNGHC would otherwise have been entitled to include in the registration.

                  The Company agrees that (a) upon the effectiveness of the registration referred to above or (b) an opinion of counsel for the Pledgee that the Shares may be disposed of consistent with the provisions of Rule 144 under the Securities Act of 1933, it will promptly instruct the Company's transfer agent to process any transfer requested by the Pledgee and issue clean, unlegended certificates to the Transferee or Transferees.

                  The agreements contained in the preceding paragraph shall have the force and effect of, and shall constitute, an amendment to the Registration Rights Agreement and shall be binding on the successors and assigns of LDNGHC and the Company. However, the benefits conferred by the agreements contained in the preceding paragraph shall be specific to SALD and the Pledgee and may not be transferred or assigned by them without the prior written consent of LDNGHC and the Company.

                  If the foregoing meets with the approval and agreement of LDNGHC and SALD, please so indicate by signing in the space provided below.

                                            LOUIS DREYFUS NATURAL GAS CORP.


                                            By:________________________________
                                            Name:   Mark E. Monroe
                                                 ______________________________
                                            Title:  Chief Operating Officer
                                                  _____________________________

S.A. Louis Dreyfus et Cie
Louis Dreyfus National Gas Holdings Corp.
December 20, 1994
Page 3


Agreed to and accepted as of the
23rd day of December, 1994.


LOUIS DREYFUS NATURAL GAS HOLDINGS CORP.


By:_______________________________
Name:_____________________________
Title:____________________________


S.A. LOUIS DREYFUS ET CIE


By:_______________________________
Name:     Jean-Hubert PIETRA
     _____________________________
Title:    Directeur General
      ____________________________